Exhibit 99.1 Petro Travel Plaza Holdings LLC Consolidated Financial Statements For the Years Ended December 31, 2019, 2018 and 2017

Report of Independent Registered Public Accounting Firm To the Members Petro Travel Plaza Holdings LLC Opinion on the Financial Statements We have audited the accompanying consolidated balance sheets of Petro Travel Plaza Holdings LLC (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of income and comprehensive income, cash flows and changes in members’ capital for each of the three years in the period ended December 31, 2019, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America. Basis for Opinion These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. /s/ RSM US LLP We have served as the Company's auditor since 2015. Cleveland, Ohio March 9, 2020 1

PETRO TRAVEL PLAZA HOLDINGS LLC CONSOLIDATED BALANCE SHEETS (in thousands) December 31, 2019 2018 Assets Current assets: Cash $ 12,259 $ 7,489 Inventory 2,409 2,409 Due from affiliate, net 4,560 1,968 Other current assets 143 43 Total current assets 19,371 11,909 Property and equipment, net 58,321 57,029 Other noncurrent assets 143 158 Total assets $ 77,835 $ 69,096 Liabilities and Members' Capital Current liabilities: Accrued expenses and other current liabilities $ 1,602 $ 1,678 Total current liabilities 1,602 1,678 Long term debt, net 15,287 15,283 Other noncurrent liabilities 885 758 Total liabilities 17,774 17,719 Members' capital 60,061 51,377 Total liabilities and members' capital $ 77,835 $ 69,096 The accompanying notes are an integral part of these consolidated financial statements. 2

PETRO TRAVEL PLAZA HOLDINGS LLC CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (in thousands) Year Ended December 31, 2019 2018 2017 Revenues: Fuel $ 84,184 $ 85,871 $ 73,505 Nonfuel 33,524 33,212 32,002 Total revenues 117,708 119,083 105,507 Costs and expenses: Cost of goods sold (excluding depreciation and amortization): Fuel 65,940 72,658 59,457 Nonfuel 12,754 12,703 12,316 Total cost of goods sold 78,694 85,361 71,773 Operating expense 21,209 20,872 20,458 Depreciation and amortization expense 2,475 2,560 2,380 Total costs and expenses 102,378 108,793 94,611 Operating income 15,330 10,290 10,896 Interest expense, net 646 618 478 Net income and comprehensive income $ 14,684 $ 9,672 $ 10,418 The accompanying notes are an integral part of these consolidated financial statements. 3

PETRO TRAVEL PLAZA HOLDINGS LLC CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) Year Ended December 31, 2019 2018 2017 Cash flows from operating activities: Net income $ 14,684 $ 9,672 $ 10,418 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization expense 2,475 2,560 2,380 Debt issuance costs 4 4 4 Increase (decrease) from changes in: Inventory — 18 (267) Other current assets (100) 6 6 Due from affiliate, net (2,592) (957) 364 Accrued expenses and other current liabilities 33 (4) 353 Other, net 15 15 (9) Net cash provided by operating activities 14,519 11,314 13,249 Cash flows from investing activities: Purchases of property and equipment (3,749) (3,097) (2,992) Net cash used in investing activities (3,749) (3,097) (2,992) Cash flows from financing activities: Distributions to members (6,000) (8,000) (12,000) Net cash used in financing activities (6,000) (8,000) (12,000) Net increase (decrease) in cash 4,770 217 (1,743) Cash, beginning of period 7,489 7,272 9,015 Cash, end of period $ 12,259 $ 7,489 $ 7,272 Supplemental cash flow information: Interest paid during the period $ 652 $ 615 $ 475 The accompanying notes are an integral part of these consolidated financial statements. 4

PETRO TRAVEL PLAZA HOLDINGS LLC CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' CAPITAL (in thousands) Members' Capital Balance, December 31, 2016 $ 51,287 Net income 10,418 Distributions to members (12,000) Balance, December 31, 2017 49,705 Net income 9,672 Distributions to members (8,000) Balance, December 31, 2018 51,377 Net income 14,684 Distributions to members (6,000) Balance, December 31, 2019 $ 60,061 The accompanying notes are an integral part of these consolidated financial statements. 5

PETRO TRAVEL PLAZA HOLDINGS LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2019, 2018 AND 2017 (in thousands) (1) Summary of Significant Accounting Policies General Information and Basis of Presentation Petro Travel Plaza Holdings LLC (the "Company"), a Delaware limited liability company, was formed on October 8, 2008, by Tejon Development Corporation, a California corporation ("Tejon"), and TA Operating LLC, a Delaware limited liability company ("TA"). The Company has two wholly owned subsidiaries: Petro Travel Plaza LLC ("PTP") and East Travel Plaza LLC ("ETP"), each of which is a California limited liability company. The Company's Limited Liability Company Operating Agreement, as amended, ("the Operating Agreement") limits each members' liability to the fullest extent permitted by law. Pursuant to the terms of the Operating Agreement, TA manages the Company's operations and is responsible for the administrative, accounting and tax functions of the Company. The Company has two travel centers, three convenience stores with retail gasoline stations and one standalone restaurant in Southern California, which we refer to collectively as the locations. One travel center and two convenience stores, owned by PTP, operate under the Petro brand and Goasis brand, respectively, and one travel center and one convenience store owned by ETP, operate under the TravelCenters of America brand and Goasis brand, respectively. The one standalone restaurant, owned by ETP, operates under the Black Bear Diner brand. The travel centers offer a broad range of products and services, including diesel fuel and gasoline, as well as nonfuel products and services such as truck repair and maintenance services, full service restaurants, quick service restaurants ("QSRs") and various customer amenities, such as showers, weigh scales, a truck wash and laundry facilities. The convenience stores offer gasoline as well as a variety of nonfuel products and services, including coffee, groceries, some fresh foods, and, in one store, a QSR. The members and their interests in the Company are as follows: Members Tejon 60.0 % TA 40.0 % In any fiscal year, the Company's profits or losses and distributions, if any, shall be allocated 60.0% to Tejon and 40.0% to TA pursuant to the terms of the Operating Agreement. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, PTP and ETP, after eliminating intercompany transactions, profits and balances. The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company has evaluated subsequent events through March 9, 2020, which date represents the date the financial statements were available to be issued. Significant Accounting Policies Inventory Inventory is stated at the lower of cost or net realizable value. The Company determines cost principally on the weighted average cost method. The Company maintains reserves for the estimated amounts of obsolete and excess inventory. These estimates are based on unit sales histories and on hand inventory quantities, known market trends for inventory items and assumptions regarding factors such as future inventory needs, their ability and the related cost to return items to their suppliers and ability to sell inventory at a discount when necessary. 6

PETRO TRAVEL PLAZA HOLDINGS LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2019, 2018 AND 2017 (in thousands) Property and Equipment Property and equipment are recorded at historical cost. Depreciation and amortization expense are provided using the straight line method over the estimated useful lives of the respective assets. Repairs and maintenance are charged to expense as incurred and amounted to $912, $853 and $843 for the years ended December 31, 2019, 2018 and 2017, respectively. Renewals and betterments are capitalized. The cost and related accumulated depreciation of property and equipment sold, replaced or otherwise disposed is removed from the related accounts. Gains or losses on disposal of property and equipment are credited or charged to depreciation and amortization expense in the accompanying consolidated statements of income and comprehensive income. Impairment of Long Lived Assets The Company reviews definite lived assets for indicators of impairment during each reporting period. The Company recognizes impairment charges when (a) the carrying value of a long lived asset or asset group to be held and used in the business is not recoverable and exceeds its fair value and (b) when the carrying value of a long lived asset or asset group to be disposed of exceeds the estimated fair value of the asset less the estimated cost to sell the asset. The Company's estimates of fair value are based on its estimates of likely market participant assumptions, including projected operating results and the discount rate used to measure the present value of projected future cash flows. The company uses a number of assumptions and methods in preparing valuations underlying impairment tests including estimates of future cash flows and discount rate, and in some instances may obtain third party appraisals. The Company recognizes such impairment charges in the period during which the circumstances surrounding an asset or asset group to be held and used have changed such that the carrying value is no longer recoverable, or during which a commitment to a plan to dispose of the asset or asset group is made. The Company performs an impairment analysis for substantially all of its property and equipment at the individual site level because that is the lowest level of asset and liability groupings for which the cash flows are largely independent of the cash flows of other assets and liabilities. During 2019, the Company did not record any impairment charges related to its long lived assets. Environmental Liabilities and Expenditures The Company records the expense of remediation charges and penalties when the obligation to remediate is probable and the amount of associated costs is reasonably determinable. The Company includes remediation expenses within operating expense in the accompanying consolidated statements of income and comprehensive income. Generally, the timing of remediation expense recognized coincides with the completion of a feasibility study or the commitment to a formal plan of action. Accrued liabilities related to environmental matters are recorded on an undiscounted basis because of the uncertainty associated with the timing of the related future payments. Asset Retirement Obligations Asset retirement costs are capitalized as part of the cost of the related long lived asset and such costs are allocated to expense using a systematic and rational method. To date, these costs relate to the Company's obligation to remove underground storage tanks ("USTs") used to store fuel and motor oil. The Company records a liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long lived asset at the time a UST is installed. The Company amortizes the amount added to property and equipment and recognizes accretion expense in connection with the discounted liability over the remaining life of the respective UST, which is included in depreciation and amortization expense in the accompanying consolidated statements of income and comprehensive income. The Company bases the estimated liability on its historical experiences in removing these assets, estimated useful lives, external estimates as to the cost to remove the assets in the future and regulatory or contractual requirements. Revisions to the liability could occur due to changes in estimated removal costs, or asset useful lives or if new regulations regarding the removal of such tanks are enacted. An asset retirement obligation of $196 and $178 was recorded as a noncurrent liability as of December 31, 2019 and 2018, respectively. 7

PETRO TRAVEL PLAZA HOLDINGS LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2019, 2018 AND 2017 (in thousands) Self Insurance Accruals For insurance programs for which the Company pays deductibles and for which the Company is partially self insured up to certain stop loss amounts, the Company establishes accruals for both estimated losses on known claims and potential claims incurred but not reported, based on claims histories and using actuarial methods. In the Company's consolidated balance sheets, the accrual for self insurance costs is included in other noncurrent liabilities, with the amount estimated to be expended within the subsequent 12 months included in accrued expenses and other current liabilities. Revenue Recognition The Company's revenues consist of fuel and nonfuel revenues. See Note 2 for more information about the Company's revenues. Advertising and Promotion Expense Costs incurred in connection with advertising and promotions are expensed as incurred. Advertising and promotion expenses, which are included in operating expense in the accompanying consolidated statements of income and comprehensive income, were $414, $400 and $448 for the years ended December 31, 2019, 2018 and 2017, respectively. Income Taxes The Company is not subject to federal or state income taxes. Results of operations are allocated to the members in accordance with the provisions of the Operating Agreement and reported by each member on its federal and state income tax returns. The taxable income or loss allocated to the members in any one year generally varies substantially from income or loss for financial reporting purposes due to differences between the periods in which such items are reported for financial reporting and income tax purposes. Reclassifications Certain prior year amounts have been reclassified to be consistent with the current year presentation. (2) Revenues The Company recognizes revenues based on the consideration specified in the contract with the customer, excluding any sales incentives (such as customer loyalty programs and customer rebates) and amounts collected on behalf of third parties (such as sales and excise taxes). The majority of the Company's revenues are generated at the point of sale in its retail locations. Fuel Revenues. The Company recognizes fuel revenues and the related costs at the time of sale to customers at its locations. The Company sells diesel fuel and gasoline to its customers at prices that it establishes daily or are indexed to market prices and reset daily. The Company sells diesel fuel under pricing arrangements with certain customers. Nonfuel Revenues. The Company recognizes nonfuel revenues and the related costs at the time of sale to customers at its locations. The Company sells a variety of nonfuel products and services at stated retail prices in its travel centers, standalone convenience stores and standalone restaurant, as well as through its RoadSquad® program. Truck repair and maintenance goods or services may be sold at discounted pricing under pricing arrangements with certain customers, some of which include rebates payable to the customer after the end of the period. 8

PETRO TRAVEL PLAZA HOLDINGS LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2019, 2018 AND 2017 (in thousands) Other. Sales incentives and other promotional activities that the Company recognizes as a reduction to revenue include, but are not limited to, the following: • Customer Loyalty Program. The Company offers travel center trucking customers the option to participate in TA's customer loyalty program. The customer loyalty program provides customers with the right to earn loyalty awards on qualifying purchases that can be used for discounts on future purchases of goods or services. The Company applies a relative standalone selling price approach to its outstanding loyalty awards whereby a portion of each sale attributable to the loyalty awards earned is deferred and will be recognized as revenue in the category in which the loyalty awards are redeemed upon the redemption or expiration of the loyalty awards. Significant judgment is required to determine the standalone selling price for loyalty awards. Assumptions used in determining the standalone selling price include the historic redemption rate and the use of a weighted average selling price for fuel to calculate the revenues attributable to the loyalty awards. • Customer Discounts and Rebates. TA enters into agreements with certain customers on behalf of the Company in which it agrees to provide discounts on fuel and/or truck service purchases, some of which are structured as rebates payable to the customer after the end of the period. The Company recognizes the cost of discounts against, and in the same period as, the revenues that generated the discounts earned. Disaggregation of Revenues The Company disaggregates its revenues based on the type of good or service provided to the customer, or by fuel revenues and nonfuel revenues, in its consolidated statements of income and comprehensive income. The Company's locations use similar processes to sell similar products and services. Contract Liabilities The Company's contract liabilities, which are presented in its consolidated balance sheets in other current liabilities, primarily include deferred revenue related to rebates payable to customers and other deferred revenues. Contract liabilities were $7 and $8 as of December 31, 2019 and 2018, respectively. (3) Acquisitions On December 5, 2019, the Company purchased from Tejon a newly developed building and a parcel of land for $2,814. The Company accounted for this transaction as an asset acquisition. The Company plans to open standalone QSRs at this property during 2020. (4) Inventory Inventory as of December 31, 2019 and 2018, consisted of the following: December 31, 2019 2018 Nonfuel products $ 1,950 $ 1,989 Fuel products 459 420 Total inventory $ 2,409 $ 2,409 9

PETRO TRAVEL PLAZA HOLDINGS LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2019, 2018 AND 2017 (in thousands) (5) Property and Equipment Property and equipment, net, as of December 31, 2019 and 2018, consisted of the following: Estimated December 31, Useful Lives (years) 2019 2018 Land and improvements $ 37,671 $ 35,044 Buildings and improvements 10-40 34,610 34,345 Machinery, equipment and furniture 3-10 14,213 14,194 Construction in progress 1,524 959 Property and equipment, at cost 88,018 84,542 Less: accumulated depreciation and amortization 29,697 27,513 Property and equipment, net $ 58,321 $ 57,029 Depreciation expense for the years ended December 31, 2019, 2018 and 2017 was $2,456, $2,573 and $2,372, respectively. (6) Accrued Expenses and Other Current Liabilities Accrued expenses and other current liabilities as of December 31, 2019 and 2018, consisted of the following: December 31, 2019 2018 Taxes payable, other than income taxes $ 795 $ 765 Self insurance accrual, current portion 297 245 Accrued utilities 96 113 Accrued interest 26 29 Accrued capital expenditures 24 126 Environmental accrual, current portion 14 21 Other 350 379 Total accrued expenses and other current liabilities $ 1,602 $ 1,678 (7) Long Term Debt, net Long term debt, net as of December 31, 2019 and 2018, consisted of the following: December 31, 2019 2018 Note payable to a bank $ 15,331 $ 15,331 Less: debt issuance costs 44 48 Total long term debt, net $ 15,287 $ 15,283 The Company has a credit agreement with a bank that was amended in July 2016 to, among other things, extend the maturity date, with the first minimum principal payment of $447 due in 2021 and $767 due in 2022, 2023 and 2024, and decrease the interest rate on the debt to LIBOR plus 1.95%, payable monthly. The credit agreement includes certain financial covenants, with which the Company was in compliance with at December 31, 2019. At December 31, 2019, the interest rate was 3.71%. The Company's weighted average interest rates for the years ended December 31, 2019, 2018 and 2017 were 4.18%, 3.97% and 3.10%, respectively. The debt is secured by the Company's real property. 10

PETRO TRAVEL PLAZA HOLDINGS LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2019, 2018 AND 2017 (in thousands) Debt Issuance Costs In amending the Company's credit agreement, the Company incurred $58 of debt issuance costs that have been capitalized and are being amortized to interest expense over the term of the amended credit agreement using the effective interest method. Debt issuance costs are presented on the consolidated balance sheets as a reduction of long term debt, net and for the years ended December 31, 2019 and 2018, were $44 and $48, net of accumulated amortization of debt issuance costs of $13 and $10, respectively. (8) Related Party Transactions TA Operating LLC Pursuant to the terms of the Operating Agreement, TA provides cash management services to PTP, including the collection of accounts receivable. Accounts receivable are periodically transferred to TA for collection and any amounts for which PTP has not received payment from TA are reflected as due from affiliate, net in the accompanying consolidated balance sheets. Amounts due from affiliate, net as of December 31, 2019 and 2018, were $4,560 and $1,968, respectively. Pursuant to the terms of the Operating Agreement, TA manages the locations and is responsible for the administrative, accounting and tax functions of the Company. TA receives a management fee for providing these services, which may not be commensurate with the cost of these services were the Company to perform these internally or obtain them from an unrelated third party. The Company paid management fees to TA in the amount of $849, $1,562 and $1,540 for the years ended December 31, 2019, 2018 and 2017, respectively, which fees are included in operating expense in the accompanying consolidated statements of income and comprehensive income. In August 2016, the Company amended the Operating Agreement to include, among other things, construction of a QSR by TA on the property of an existing travel center. The Company has agreed to pay TA a construction management fee equal to 2.0% of hard costs of the construction of the QSR. TA opened the QSR on February 13, 2017. In November 2016, the Company further amended the Operating Agreement to, among other things, (a) increase the annual management fee to $1,300 effective January 1, 2017, with annual increases equal to the lesser of (i) the increase in the Customer Price Index, or (ii) 2.5% and (b) include any additional new builds or significant renovation projects in the construction management fee. In November 2019, the Company further amended the Operating Agreement to, among other things, increase the annual management fee by $100. In addition to management services and staffing provided by TA, the Operating Agreement grants the Company the right to use all of TA's names, trade names, trademarks and logos to the extent required in the operation of the Company's travel centers and convenience stores. TA purchases fuel and nonfuel products on the Company's behalf. In December 2019, the U.S. government retroactively reinstated the federal biodiesel blenders' tax credit for 2018 and 2019, as well as approved the federal biodiesel blenders' tax credit through 2022. As a result, the Company benefited from a $1,868 reduction to its fuel cost of goods sold in the year ended December 31, 2019, which is included in due from affiliate, net in the accompanying consolidated balance sheets as of December 31, 2019. For the years 2020 through 2022, the benefit of the federal biodiesel blenders' tax credit will be included in the price TA pays for biodiesel. The employees operating the Company's travel centers, convenience stores and standalone restaurant are TA employees. In addition to the management fees described above, the Company reimbursed TA for wages and benefits related to these employees that aggregated $10,719, $10,198 and $10,356 for the years ended December 31, 2019, 2018 and 2017, respectively. These reimbursements were recorded in operating expense in the accompanying consolidated statements of income and comprehensive income. Tejon Development Corporation On December 5, 2019, the Company purchased from Tejon a newly developed building and parcel of land for $2,814. The Company plans to open standalone QSRs at this property during 2020. 11

PETRO TRAVEL PLAZA HOLDINGS LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2019, 2018 AND 2017 (in thousands) (9) Contingencies The Company is involved from time to time in various legal and administrative proceedings, including tax audits, and threatened legal and administrative proceedings incidental to the ordinary course of business, none of which is expected, individually or in the aggregate, to have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. The Company's operations and properties are subject to extensive federal and state legislation, regulations, and requirements relating to environmental matters. The Company uses USTs to store petroleum products and motor oil. Statutory and regulatory requirements for UST systems include requirements for tank construction, integrity testing, leak detection and monitoring, overfill and spill control and mandate corrective action in case of a release from a UST into the environment. The Company is also subject to regulation relating to vapor recovery and discharges into the water. Management believes that the Company's USTs are currently in compliance in all material respects with applicable environmental legislation, regulations and requirements. Accruals for environmental matters are recorded in operating expense when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. From time to time the Company has received, and in the future likely will receive, notices of alleged violations of environmental laws or otherwise has become or will become aware of the need to undertake corrective actions to comply with environmental laws at its properties. Investigatory and remedial actions were, and regularly are, undertaken with respect to releases of hazardous substances. The Company had an accrual for environmental matters of $21 at December 31, 2019 and 2018, which was presented in the accompanying consolidated balance sheets in other noncurrent liabilities, with the amount estimated to be expended within the subsequent 12 months in accrued expenses and other current liabilities. Accruals are periodically evaluated and updated as information regarding the nature of the clean up work is obtained. In light of the Company's business and the quantity of petroleum products that it handles, there can be no assurance that currently unidentified hazardous substance contamination does not exist or that liability will not be imposed in the future in materially different amounts than those the Company has recorded. See Note 1 for a discussion of the Company's accounting policies relating to environmental matters. 12